Exhibit 107(b)

Calculation of Filing Fee Tables

Schedule TO

(Amendment No. 2)

(Form Type)

MakeMyTrip Limited

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$ —		—

Fees Previously Paid	230,000,000.00(1)	0.01476%(2)	33,948.00(2)

Total Transaction Valuation	$ 230,000,000.00

Total Fees Due for Filing			$ 33,948.00(2)

Total Fees Previously Paid			33,948.00(2)

Total Fee Offsets			—

Net Fee Due			$ —

(1)

Calculated solely for purposes of determining the filing fee. The purchase price of the 0.00% Convertible Senior Notes due 2028 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of February 15, 2024 there was US$230,000,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$230,000,000.00 (excluding any accrued and unpaid special interest, if and to the extent such special interest is payable pursuant to the terms of the Indenture).

(2)

The filing fee of $33,948.00 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on January 17, 2024 by MakeMyTrip Limited (File No. 005-85619). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals US$147.60 for each US$1,000,000 of the value of the transaction.